EXHIBIT 99
FOR IMMEDIATE RELEASE: Tuesday, February 28, 2006
2005 NET EARNINGS OF $8 MILLION VALIDATE R.G. BARRY CORPORATION
TURNAROUND
Slipper Marketer Posts 2005 EPS of $0.82 vs. 2004 Per Share Loss of $2.02
PICKERINGTON, Ohio — Tuesday, February 28, 2006 — Citing the success of its two-year corporate turnaround program, at-home comfort footwear marketer R.G. Barry Corporation (AMEX-DFZ) today reported net earnings of $8.0 million for the year ended December 31, 2005, versus a $19.9 million net loss reported at the end of 2004.
For the full year, the Company reported:
•	net sales from continuing operations of $105.5 million, up slightly from the $104.4 million reported in 2004;

•	gross profit as a percent of sales at 42.0 percent versus 35.8 percent in 2004;

•	consolidated net earnings of $8.0 million, or $0.82 per basic share and $0.79 per diluted share, compared to a consolidated net loss in 2004 of $19.9 million, or a loss of $2.02 per basic and diluted share; and

•	restructuring and asset impairment charges of $1.6 million versus restructuring and asset impairment charges of $17.3 million in 2004.
In the fourth quarter, the Company recorded:
•	net sales of $36.8 million, basically unchanged from the final quarter of 2004;

•	gross profit as a percent of sales up at 44.2 percent compared to 40.6 percent in the equivalent period of 2004;

•	consolidated net earning of $4.8 million, or $0.48 per basic share and $0.46 per diluted share, compared to net earnings of $4.3 million, or $0.44 per basic and diluted share, in the fourth quarter of 2004; and

•	restructuring and asset impairment charges of $740,000 compared to charges of $1.2 million in the comparable period of 2004.
“The strength of our return to profitability for the full year is tangible proof that our transformation of R.G. Barry has been a success,” said Thomas M. Von Lehman, Chief Executive Officer.
“Our performance during the 2005 holiday selling season was healthy in all channels, thanks in great part to our smarter approach to selling in and controlling sell-through at retail. We had fresh and exciting at-home footwear products, packaging and point-of-sale presentations. Both retailers and consumers responded favorably.
“As a result of the changes made over the past two years, our financial health continues to improve. We believe the gains that became fully evident in full-year 2005 are sustainable as we move forward. Our focus in 2006 will
—more—

R.G. Barry — Page 2
shift to seeking out and cultivating profitable growth opportunities. However, as long as our business remains highly seasonal, we will continue to face second half volatility due to the unpredictable nature of the holiday sell-through at retail,” Mr. Von Lehman said.
R.G. Barry Corporation senior management will conduct a conference call for all interested parties at
1:00 p.m. EST today. Management will discuss the Company’s performance, its plans for the future and will accept questions from invited participants. The conference call is available at (888) 530-7880 or (706) 634-1795 until five minutes before starting time. To listen via the Internet, go to <www.rgbarry.com> at least 15 minutes prior to the scheduled start time to register, download, and install any necessary audio software.
Replays of the call will be available shortly after its completion. The audio replay can be accessed through March 7, 2006, by calling (800) 642-1687 or (706) 645-9291 and using access code 5796777; or for 30 days by visiting the Company’s Web site at <www.rgbarry.com>. A written transcript of the call will be available for 12 months at the Company’s Web site under the “Investors/News Release” section.
R.G. Barry Corporation, the Dearfoams® company, is one of the world’s leading developers and marketers of comfort footwear for at and around the home. To learn more about its business, visit the Company’s Websites at <www.rgbarry.com> and <www.dearfoams.com>.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

The statements in this news release, other than statements of historical fact, are forward-looking statements, and are based upon information available to the Company on the date of this release. Our forward-looking statements inherently involve risks and uncertainties that could cause actual results and outcomes to differ materially from those anticipated by our forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability of the Company to continue sourcing products from outside North America without incurring substantial unplanned costs and without negatively impacting delivery times or product quality; our ability to comply with the various terms and covenants of our asset-based lending facility with CIT Commercial Services; the Company’s ability to maintain its inventory levels in accordance with its plans; the continued demand for the Company’s products by its customers and the continuing willingness of its customers and suppliers to support the Company; the strength of the retail market, especially during key holiday selling periods; the unexpected loss of key management or one or more of our key customers; a decision by the American Stock Exchange that the Company no longer meets its requirements for continued listing; and the impact of competition on the Company’s market share. Other risks to the our business are detailed in previous press releases, shareholder communications and Securities Exchange Act filings, including our Annual Report on Form 10-K for the fiscal year ended January 1, 2005. Except as required by applicable law, we do not undertake to update the forward-looking statements contained in this news release to reflect new information that becomes available after the date hereof.
—tables to follow—
AT THE COMPANY:
Daniel Viren, Sr. VP Finance — 614-864-6400

Roy Youst, Dir. Corp. Comm. — 614-864-6400

R.G. Barry — Page 3
R. G. BARRY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share data — unaudited)

	Fourth Quarter		Full Year
	2005	2004	2005	2004
Net sales	$36,843	$36,885	$105,488	$104,404
Cost of sales	20,564	21,927	61,219	67,065

Gross profit	16,279	14,958	44,269	37,339
Gross profit percent	44.2%	40.6%	42.0%	35.8%

Selling, general and administrative expense	10,537	9,398	34,077	39,200
Restructuring and asset impairment charges	740	1,224	1,619	17,341

Operating profit (loss)	5,002	4,336	8,573	(19,202)
Other income	156	284	385	419
Interest expense, net	(348)	(364)	(888)	(1,292)

Earnings (loss) before income taxes	4,810	4,256	8,070	(20,075)
Income tax (expense) benefit	(29)	48	(112)	(123)
Minority interest, net of tax	—	11	—	(1)

Earnings (loss) from continuing operations	4,781	4,315	7,958	(20,199)

Earnings (loss) from discontinued operations	(2)	4	90	334

Net earnings (loss)	$4,779	$4,319	$8,048	$(19,865)

Earnings (loss) per share
Continuing operations — basic	$0.48	$0.44	$0.81	$(2.05)

Continuing operations — diluted	$0.46	$0.44	$0.78	$(2.05)

Discontinued operations — basic	$0.00	$0.00	$0.01	$0.03

Discontinued operations — diluted	$0.00	$0.00	$0.01	$0.03

Continuing and discontinued operations — basic	$0.48	$0.44	$0.82	$(2.02)

Continuing and discontinued operations — diluted	$0.46	$0.44	$0.79	$(2.02)

Average number of shares outstanding
Basic	9,918	9,839	9,869	9,839

Diluted	10,340	9,883	10,148	9,839

CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	December 31,	January 1,
	2005	2005
ASSETS
Cash and equivalents	$3,529	$958
Accounts receivable, net	12,020	10,141
Inventory	19,081	20,192
Prepaid and other current assets	1,436	1,935

Total current assets	36,066	33,226

Net property, plant and equipment	2,371	2,718

Other assets	3,394	3,148

Total assets	$41,831	$39,092

LIABILITIES & SHAREHOLDERS’ EQUITY
Short-term notes payable	2,537	4,901
Other current liabilities	12,811	13,308
Long-term debt	533	479
Other	14,841	15,426
Shareholders’ equity, net	11,109	4,978

Total liabilities & shareholders’ equity	$41,831	$39,092